Exhibit 99.2a(i)


                           CERTIFICATE OF FORMATION

                                      OF

                  THE TOPIARY BENEFIT PLAN INVESTOR FUND LLC

          This Certificate of Formation of The Topiary Benefit Plan Investor Fund LLC (the "LLC"), dated as of December 5, 2003, is being duly executed and filed by John T. Ferguson as Organizational Member, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C ss.18-101 et seq.) (the "Act").

          1. The name of the limited liability company is The Topiary Benefit Plan Investor Fund LLC.

          2. The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

          3. The purpose of the LLC is to engage in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of The Topiary Benefit Plan Investor Fund LLC as of the date first above written.




                                    By: /s/ John T. Ferguson
                                        --------------------
                                        Name:  John T. Ferguson
                                        Title: Organizational Member